Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports First Quarter Fiscal 2025 Results

◦Revenue of $267.1 Million in Q1, Ahead of Expectations
◦EPS of $0.98 and Adjusted EPS of $0.90 in Q1
◦Cash from Operations of $54.8 Million up 13.9% versus Prior Year; Reduced Debt by $35 Million and Repurchased $26 Million Shares
◦Reaffirming Full-Year Fiscal 2025 Revenue, Earnings, and Cash Flow Outlook

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-August 8, 2024-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its first quarter ended June 30, 2024.

“We are pleased that our first quarter results exceeded our sales and earnings expectations. First quarter revenues were stronger than expected, primarily due to our ability to move supply-constrained Clear Eyes® products to customers earlier than anticipated. Meanwhile, strong cash generation in Q1 allowed us to both continue reducing debt and repurchase shares during the quarter, positioning us well to drive additional shareholder value as the year progresses,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

First Fiscal Quarter Ended June 30, 2024

Reported revenues in the first quarter of fiscal 2025 of $267.1 million decreased 4.4% from $279.3 million in the first quarter of fiscal 2024 and decreased 4.3% excluding the impact of foreign currency. The revenue performance versus the prior year comparable period reflected anticipated limited ability to supply strong demand for Clear Eyes and declines in the Cough & Cold and Women’s Health categories, partially offset by continued strong growth in the International OTC segment.

Reported net income for the first quarter of fiscal 2025 totaled $49.1 million, and adjusted net income for the first quarter fiscal 2025 totaled $45.0 million, each compared to the prior year first quarter’s net income of $53.3 million. Diluted earnings per share and non-GAAP adjusted diluted earnings per share of $0.98 and $0.90 for the first quarter of fiscal 2025, respectively, compared to $1.06 in the prior year comparable period. The lower year-over-year quarterly earnings result was anticipated due to the planned timing of marketing costs and lower reported revenues.

The adjustment to the first quarter of fiscal 2025 relates to a discrete tax item pertaining to the release of a reserve for an uncertain tax position due to the statute of limitations expiring.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for first quarter fiscal 2025 was $54.8 million, an increase compared to $48.1 million during the prior year comparable period. Non-GAAP free cash flow in the first quarter of fiscal 2025 of $53.6 million increased compared to $46.6 million in the prior year first quarter.

In the first quarter fiscal 2025, the Company repurchased approximately 0.4 million shares at a total investment of approximately $26.0 million.

The Company's net debt position as of June 30, 2024 was approximately $1.1 billion, resulting in a covenant-defined leverage ratio of 2.8x.

Segment Review

North American OTC Healthcare: Segment revenues of $232.3 million for the first quarter fiscal 2025 decreased 5.6% compared to the prior year comparable quarter's segment revenues of $246.1 million. The anticipated revenue decline reflected the ability to fully supply demand for Clear Eyes and declines in the Cough & Cold and Women’s Health categories.

International OTC Healthcare: Fiscal first quarter 2025 revenues of $34.8 million increased 5.0% compared to $33.2 million reported in the prior year comparable period, and increased 5.3% excluding the effects of foreign currency. The performance included strong growth for the Hydralyte® brand as well as growth other international regions.

Commentary and Reaffirmed Outlook for Fiscal 2025

Ron Lombardi, Chief Executive Officer, stated, “We’re encouraged by a solid start to fiscal ’25 for both revenue and earnings and are reaffirming our fiscal 2025 outlook for sales, adjusted earnings, and cash flow. Consumption remains healthy for our portfolio and reinforces conviction in our full-year revenue outlook. We still expect the supply chain challenges we discussed in May to gradually improve as the year progresses, enabling full-year adjusted EPS growth of 5% to 6%. We look forward to the execution of our business model that is focused on long-term brand-building and leveraging our cash generation and strong balance sheet position to maximize shareholder value through disciplined capital deployment.”

Fiscal 2025 Outlook
Revenue	$1,125 to $1,140 million
Organic Revenue Growth	Approximately 1%
Adjusted Diluted E.P.S.	$4.40 to $4.46
Free Cash Flow	$240 million or more

Fiscal First Quarter 2025 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its first quarter fiscal 2025 results today, August 8, 2024 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," "projected," ““forward,” "may," "will," "would," "expect," "anticipate," “planned,” “positioned,” “remains,” “conviction,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow, the Company’s disciplined capital deployment, the Company’s ability to execute on its brand-building strategy, the growth of the International OTC segment, consumption expectations, the timing and extent of supply chain challenges, the strength of the Company’s balance sheet, and the Company’s ability to create shareholder value. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2024 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2024	2023
Total Revenues	$267,142	$279,309

Cost of Sales
Cost of sales excluding depreciation	118,697	122,654
Cost of sales depreciation	2,423	1,982
Cost of sales	121,120	124,636
Gross profit	146,022	154,673

Operating Expenses
Advertising and marketing	39,365	36,231
General and administrative	28,910	27,687
Depreciation and amortization	5,701	5,561
Total operating expenses	73,976	69,479
Operating income	72,046	85,194

Other expense
Interest expense, net	13,137	17,719
Other expense (income), net	496	(1,238)
Total other expense, net	13,633	16,481
Income before income taxes	58,413	68,713
Provision for income taxes	9,345	15,437
Net income	$49,068	$53,276

Earnings per share:
Basic	$0.98	$1.07
Diluted	$0.98	$1.06

Weighted average shares outstanding:
Basic	49,886	49,767
Diluted	50,267	50,196

Comprehensive income, net of tax:
Currency translation adjustments	3,160	(646)
Total other comprehensive income (loss)	3,160	(646)
Comprehensive income	$52,228	$52,630

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2024	March 31, 2024

Assets
Current assets
Cash and cash equivalents	$34,256	$46,469
Accounts receivable, net of allowance of $18,684 and $16,377, respectively	171,695	176,775
Inventories	152,040	138,717
Prepaid expenses and other current assets	10,750	13,082
Total current assets	368,741	375,043

Property, plant and equipment, net	75,409	76,507
Operating lease right-of-use assets	9,997	11,285
Finance lease right-of-use assets, net	877	1,541
Goodwill	528,443	527,733
Intangible assets, net	2,317,817	2,320,583
Other long-term assets	6,232	5,725
Total Assets	$3,307,516	$3,318,417

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	39,556	38,979
Accrued interest payable	15,248	15,763
Operating lease liabilities, current portion	3,654	4,658
Finance lease liabilities, current portion	795	1,494
Other accrued liabilities	54,862	56,154
Total current liabilities	114,115	117,048

Long-term debt, net	1,091,207	1,125,804
Deferred income tax liabilities	409,085	403,596
Long-term operating lease liabilities, net of current portion	7,055	7,528
Long-term finance lease liabilities, net of current portion	149	172
Other long-term liabilities	5,138	9,185
Total Liabilities	1,626,749	1,663,333

Total Stockholders' Equity	1,680,767	1,655,084
Total Liabilities and Stockholders' Equity	$3,307,516	$3,318,417

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2024	2023
Operating Activities
Net income	$49,068	$53,276
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,124	7,543
Loss on disposal of property and equipment	5	—
Deferred and other income taxes	612	4,272
Amortization of debt origination costs	454	983
Stock-based compensation costs	3,425	4,146
Non-cash operating lease cost	1,706	1,244
Changes in operating assets and liabilities:
Accounts receivable	6,368	5,632
Inventories	(13,048)	(7,711)
Prepaid expenses and other current assets	2,359	(5,181)
Accounts payable	591	(5,599)
Accrued liabilities	(2,061)	(8,519)
Operating lease liabilities	(1,883)	(1,745)
Other	(944)	(254)
Net cash provided by operating activities	54,776	48,087

Investing Activities
Purchases of property, plant and equipment	(1,152)	(1,477)
Other	(978)	3,800
Net cash (used in) provided by investing activities	(2,130)	2,323

Financing Activities
Term loan repayments	(35,000)	(30,000)
Payments of finance leases	(720)	(699)
Proceeds from exercise of stock options	1,975	7,028
Fair value of shares surrendered as payment of tax withholding	(5,801)	(5,508)
Repurchase of common stock	(25,976)	(25,000)
Net cash used in financing activities	(65,522)	(54,179)

Effects of exchange rate changes on cash and cash equivalents	663	(140)
Decrease in cash and cash equivalents	(12,213)	(3,909)
Cash and cash equivalents - beginning of period	46,469	58,489
Cash and cash equivalents - end of period	$34,256	$54,580
Interest paid	$13,670	$17,582
Income taxes paid	$3,661	$11,964

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$232,316	$34,826	$267,142
Cost of sales	105,559	15,561	121,120
Gross profit	126,757	19,265	146,022
Advertising and marketing	33,753	5,612	39,365
Contribution margin	$93,004	$13,653	$106,657
Other operating expenses			34,611
Operating income			$72,046
*Intersegment revenues of $0.7 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended June 30, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$246,143	$33,166	$279,309
Cost of sales	110,076	14,560	124,636
Gross profit	136,067	18,606	154,673
Advertising and marketing	31,401	4,830	36,231
Contribution margin	$104,666	$13,776	$118,442
Other operating expenses			33,248
Operating income			$85,194
* Intersegment revenues of $1.4 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,100,000 at June 30, 2024) less cash and cash equivalents ($34,256 at June 30, 2024). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended June 30,
	2024	2023
(In thousands)
GAAP Total Revenues	$267,142	$279,309
Revenue Change	(4.4)%
Adjustments:
Impact of foreign currency exchange rates	—	(169)
Total adjustments	—	(169)
Non-GAAP Organic Revenues	$267,142	$279,140
Non-GAAP Organic Revenue Change	(4.3)%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended June 30,
	2024	2023
(In thousands)
GAAP Net Income	$49,068	$53,276
Interest expense, net	13,137	17,719
Provision for income taxes	9,345	15,437
Depreciation and amortization	8,124	7,543
Non-GAAP EBITDA	$79,674	$93,975
Non-GAAP EBITDA Margin	29.8%	33.6%

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended June 30,
	2024	2024 Diluted EPS	2023	2023 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$49,068	$0.98	$53,276	$1.06
Adjustments:
Normalized tax rate adjustment (1)	(4,030)	(0.08)	—	—
Total adjustments	(4,030)	(0.08)	—	—
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$45,038	$0.90	$53,276	$1.06
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2024	2023
(In thousands)
GAAP Net Income	$49,068	$53,276
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	14,326	18,188
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(8,618)	(23,377)
Total adjustments	5,708	(5,189)
GAAP Net cash provided by operating activities	54,776	48,087
Purchases of property and equipment	(1,152)	(1,477)
Non-GAAP Free Cash Flow	$53,624	$46,610

Outlook for Fiscal Year 2025:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	Low	High
Projected FY'25 GAAP Diluted EPS	$4.48	$4.54
Adjustments:
Normalized tax rate adjustment (1)	(0.08)	(0.08)
Projected FY'25 Non-GAAP Adjusted Diluted EPS	$4.40	$4.46
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'25 GAAP Net cash provided by operating activities	$250
Additions to property and equipment for cash	(10)
Projected FY'25 Non-GAAP Free Cash Flow	$240